         Investor Inquiries:
         Joseph Gangemi
         Vice President Investor Relations
         (908) 206-2863

Center Bancorp, Inc. Receives Preliminary Approval for $11.3 Million of SBLF Capital

UNION, N.J., August 24, 2011 (GLOBE NEWSWIRE) -- Center Bancorp, Inc. (Nasdaq: CNBC) (the "Corporation", or "Center"), parent company of Union Center National Bank ("UCNB"), today announced that it has received preliminary approval to receive an investment of up to $11.3 million in Center’s preferred stock from the United States Department of the Treasury under the Small Business Lending Fund (the "SBLF"). The SBLF is a voluntary program intended to encourage small business lending by providing capital to qualified community banks at favorable rates.
The Corporation intends to use $10.0 million in SBLF funds to redeem the shares of preferred stock issued by the Corporation in January of 2009 to the Treasury Department under its Capital Purchase Program (TARP).   Subject to review of the SBLF documentation,  customary closing conditions and final due diligence by the Treasury, the Corporation expects to seek the full amount of the approved investment and to close the transaction during September 2011.

About Center Bancorp

Center Bancorp, Inc. is a bank holding company, which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and now ranks as the third largest national bank in the state and is currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides financial services including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration.

The Bank currently operates 13 banking locations in Union and Morris Counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations, and the Boys and Girls Club of Union.
While the Bank's primary market area is comprised of Union and Morris Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At June 30, 2011, the Corporation had total assets of $1.3 billion, total deposit funding sources, which includes overnight repurchase agreements, of $998 million and stockholders' equity of $130 million. For further information regarding Center Bancorp, Inc., please visit our web site at http://www.centerbancorp.com or call (800) 862-3683. For information regarding Union Center National Bank, please visit our web site at http://www.ucnb.com.

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding the anticipated closing of the SBLF funding and redemption of the shares issued to the Treasury Department under its Capital Purchase Program) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to economic recovery and the deregulation of the financial services industry, and other risks cited in the Corporation's most recent Annual Report on Form 10-K and other reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time